Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Arthur J. Gallagher & Co.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees To Be Paid	Equity	Common stock, par value $1.00 per share	Rule 457(o) and Rule 457(r) (1) (2)			$9,774,999,920 (3)	0.00015310	$1,496,552.49
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$9,774,999,920 (3)		$1,496,552.49
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$1,496,552.49

(1)
Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), bas
e
d on the proposed m
axim
um aggregate offering price, and Rules 456(b) and 457(r) of the Securities Act.

(2)
This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Registrants’ Registration Statement on Form
S-3ASR
(File
No. 333-283677)
in accordance with Rules 456(b) and 457(r) under the Securities Act.

(3)
Includes 4,553,571 shares of common stock, $1.00 par value per share (“common stock”), of the Registrant issuable upon exercise in full of the underwriters’ option to purchase additional shares of common stock.